                                     FORM OF
                       LETTER OF AGREEMENT FOR SYNDICATION

                                    TeleMarc
                                   -----------
                                  Entertainment

                        2122 Century Park Lane, Suite 310
                              Los Angeles, CA 90067
                              TELEMARC@PRODIGY.NET
                              --------------------

April 15, 2002                                                       Via Email

                                    TO:     Patrick Schaefer

                                    FROM:   Bobbie Marcus

Dear Patrick:

As you requested, this will provide you with an amended Letter of Agreement for syndication of the WRA Globe Warriors program. Per your suggestion, this agreement become effective when the WRA makes its first monthly payment to us.

Responsibilities and Goals:
---------------------------

TeleMarc would act on your behalf, as non-exclusive sales agent for domestic syndication of the WRA Globe Warriors series. We will make best efforts to clear the series on a barter basis, and also participate in identifying potential advertisers/sponsors. The overall objective for syndication of the series is to build a line-up that eventually achieves national coverage.

You will license the stations that we clear, and you will forward to them the appropriate license agreement. In addition, upon our request, you will send demo tapes and brochure material to stations that we contact. You will also provide stations with all the appropriate promotional material and press kits.

We will absorb the cost of phone, fax, and email; and the client (WRA) will pay for any travel, if necessary, when such travel has been approved in writing by the company in advance. In addition, you will arrange for mechanical distribution of the series and pay for this and related expenses.

Also, as you requested, TeleMarc will provide to the WRA regular updates as to station/market clearances as the process continues.

                                                    ..... Continued on next page

TeleMarc Entertainment
WRA Amended Syndication Agreement

April 15, 2002

Compensation and Term:
----------------------

TeleMarc will be paid a gross monthly fee guarantee of $4,000; paid on or before the 1st of each month, which you can apply against a 15% distribution fee, based on revenue from barter sales (after ad agency commission is deducted).

If TeleMarc secures any advertiser/sponsorship deals for the show, an additional commission of 10% would be paid to use from these deals as and when proceeds are received by you.

We will work on the project for an initial term of 1 year beginning with the effective date, and you may reserve an option to review after the first 6 consecutive months.

Patrick, if the foregoing meets with your approval, please sign in the space provided.

We look forward to working with you.

Best regards,

Bobbie Marcus

                                                   Agreed to:

                                                   For the Company:

                                                   /s/ Patrick Schaefer
                                                   -----------------------------
                                                   Patrick Schaefer
                                                   WRA Globe Warriors
                                                   World Roller Alliance, Inc.